U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 17, 2016

BUSINESS.VN, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	000-1084370	88-0355407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

387 Corona St., Suite 555, Denver, CO 80218

 (Address of principal executive offices)

(720) 442-7000

(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

Name Change. The company’s name will change to Omni Global Technologies, Inc. upon the effective date.

Effective Date; Symbol; CUSIP Number. The Reverse Stock Split becomes effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on November 18, 2016 (the “Effective Date”), whereupon the shares of common stock will begin trading on a split-adjusted basis. On the Effective Date, the Company name will be Omni Global Technologies, Inc., and the Company’s trading symbol will change to “BVNID”. In connection with the Reverse Stock Split, the Company’s CUSIP number will change to 68216Q109. After a minimum of 20 trading days the symbol will change from BVNID to one as of now undetermined but to better reflect the new company name.

Split Adjustment; No Fractional Shares, Minimum 100 shares. On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by 150. A minimum of 100 shares will be retained, calculated down to the beneficial shareholder.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, with a minimum of 100 shares for each shareholder, including 100 share minimum for any shares held in street name.

Non-Certificated Shares; Certificated Shares. Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder, and regular transfer agent fees and processing costs will apply. Our stock transfer agent is:

First American Stock Transfer, Inc.

4747 7th St. #170

Phoenix, AZ 85014

(602) 485-1346

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS.VN, INC.
(Registrant)

Dated: November 17, 2016	By:	/s/ Robert Stevens
Robert Stevens
Court-Appointed Receiver Acting under its Statutory Authority

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